BayFirst Financial Corp.
First Quarter 2025 Earnings Call

CORPORATE SPEAKERS:
Robin L. Oliver
BayFirst Financial; President, Chief Operating Officer
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer
Thomas G. Zernick
BayFirst Financial; Chief Executive Officer and Director

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to BayFirst Financial Corporation Q1 2025 Conference Call and Webcast. [Operator Instructions]. Following the presentation we will conduct a question and answer session. [Operator Instructions] Also note that this call is being recorded on Friday, April 25, 2025. I would now like to turn the conference over to Tom Zernick, CEO. Please go ahead, sir.
Thomas G. Zernick
CEO & Director
Thank you, Sylvie. Good morning, and thank you for participating on our call today. Once again, with me is Robin Oliver, our President and Chief Operating Officer; and Scott McKim, our Chief Financial Officer.
Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward-looking statements contained on Page 2 of the investor presentation.
We reported a net loss this quarter of $335 thousand driven by a couple of challenges, most notably; higher provision expense and higher write downs on our portfolio of loans measured at fair value. Businesses are experiencing slowing demand for products and services along with a sustained higher interest rate environment and rising inflation, which has created stressed cash flows for many small businesses. In addition, past and present macroeconomic conditions are fueling uncertainty and concern among business owners across the nation which resulted in lower loan demand than expected during the first quarter. We will elaborate more on this in a few minutes. But first, I want to talk about some areas that are performing well in the first quarter and activities that set a stage for future growth.
Our net interest margin improved again in the first quarter, an increase of 17 basis points to 3.77%. Fueling this improvement was growth in interest-bearing and noninterest-bearing checking account balances during the quarter while we allowed some runoff in high rate CDs and promotional priced money market balances.
Our business banking, health care banking, and treasury management teams are fully staffed and gaining traction which will help to continue growing lower rate transactional deposits. In fact, the total number of checking accounts increased 2% during the first quarter and 12% over the past year.
On the lending side, BayFirst continues to enjoy minimal commercial exposure in the CRE space with nonowner occupied CRE representing only 9.4% of our loans held for investment at the end of the quarter. Loans held for investment increased by $18 million or 2% during the first quarter.
The bank has continued to see consistent growth in community bank loans and core deposits. This growth will continue to position BayFirst as the premier community bank of Tampa Bay.

BayFirst Financial Corp.
First Quarter 2025 Earnings Call

The company's government guaranteed loan origination platform originated $106.3 million in new loans during the first quarter of 2025, of which $60.5 million were Bolt loans, which is the company's SBA 7(a) loan product designed to expeditiously provide working capital of $150 thousand or less. The origination volume was relatively stable from the prior quarter, down slightly from $107.8 million of loans produced in Q4 2024, of which $64.9 million were Bolt loans. Although origination volume was relatively unchanged, the production totals fell below our targeted expectations, contributing negatively to our results for the quarter.
As I mentioned previously, there continues to be stress among small businesses based on the economic environment over the past 3 years. And as a result, many of our small business borrowers, particularly those in the SBA small loan program, have struggled to make payments. As we've reported previously, this led to our express modification program launching in Q2 of 2024, which has been offered to 581 borrowers. While this program helped many small businesses with their debt burden, we are still experiencing higher than historical loan loss rates.
Although, there is great momentum and opportunity for many of our products and services, based on the aforementioned challenges, leadership and the Board is initiating a comprehensive strategic review aimed at derisking the balance sheet and positioning the company for long term growth and enhanced shareholder value.
Now I will pass the microphone to Scott McKim, our CFO, to provide an overview of our financial performance.
Scott J. McKim
Executive VP & CFO
Thank you, Tom. Good morning, everyone. As Tom mentioned, we are reporting a net loss of $335 thousand from continuing operations in the first quarter. This compares to net income of $9.8 million in the fourth quarter last year. As a reminder, excluding the gain from our sale leaseback, fourth quarter net income was $1.1 million. During the first quarter, balances of loans held for investment grew $18.3 million or 1.7% during the quarter and overall total assets increased $3.7 million to $1.29 billion or 0.3% during the quarter. Since March 31, 2024, total assets have increased $147.8 million or 12.9%.
While total deposits decreased $15.0 million or 1.3% during the first quarter of this year, we did have increases of $4.5 million and $4.3 million in noninterest-bearing deposit accounts and lower rate interest-bearing transaction accounts, respectively. Total deposits ended the quarter at $1.13 billion.
Shareholders' equity at quarter end was $110.1 million and is $9.5 million higher than the end of the first quarter of 2024. Net accumulated other comprehensive loss decreased by $578 thousand during the quarter, ending at $2.4 million. Our tangible book value decreased slightly this quarter to $22.77 per share from $22.95 per share at the end of the fourth quarter.
As Tom mentioned, our net interest margin improved 17 basis points to 3.77% in the first quarter. Net interest income was $11 million in the first quarter, which was up $0.3 million compared to the fourth quarter and up $2.3 million from the year ago quarter. Our focus on checking accounts and savings accounts versus promotional rate money market and CDs continue to provide margin expansion.
Noninterest income was $8.8 million for the first quarter of 2025, which is a decrease from $22.3 million in the fourth quarter of 2024 and a decrease from $14.3 million in the first quarter of 2024. The decrease compared to the fourth quarter was primarily the result of the pretax gain on the sale of two branch office properties of $11.6 million as part of the sale leaseback transaction that I previously mentioned. This real estate, that was sold, did add additional rent expense to our income statement, as I will mention shortly.

BayFirst Financial Corp.
First Quarter 2025 Earnings Call

Gains on the sale of government guaranteed loans were also $1.1 million lower in the first quarter compared to the fourth quarter due to lower production of salable government guaranteed loans. The bank sold $72.5 million of government guaranteed loan balances in the first quarter compared to $94.5 million sold in the fourth quarter.
Notably, there is a $755 thousand loss on government guaranteed loans measured at fair value during the quarter. This includes $1.2 million of fair value markdowns on retained unguaranteed SBA 7(a) balances which are then offset by $458 thousand of a fair value gain related to a single USDA loan, which was booked and measured at fair value during the first quarter. I will note that these fair value mark.downs are not charge offs according to GAAP rules, but they are very similar nonetheless. Furthermore, I will remind you the bank does not plan to measure SBA loans at fair value going forward, as we announced and discussed last quarter.
Noninterest expense increased by $0.5 million in the first quarter. Higher compensation costs offset by lower incentives, reflecting lower loan originations in the quarter, as I previously mentioned as well. Higher occupancy and equipment costs reflects the maintenance and repair costs as well as the rent expense on the two branches that we sold in the fourth quarter. Marketing, recruiting and development, and collection costs were also lower than the fourth quarter of 2024.
Provision for credit losses was $4.4 million in the first quarter compared to $4.5 million in the fourth quarter and $4.0 million in the first quarter of 2024. Net charge offs primarily from unguaranteed SBA 7(a) balances were flat compared to the fourth quarter at $3.3 million. Annualized net charge offs as a percentage of loans held for investment at amortized costs were 1.28% in the first quarter, down from 1.34% in the fourth quarter and down from 1.71% in the first quarter of 2024.
Loans past due 30 to 89 days increased quarter over quarter. Nonperforming assets to total assets increased to 1.94% as of March 31, 2025, that compares to 1.47% as of December 31, 2024, and 0.98% as of March 31, 2024, with the increase this quarter largely being driven by larger very well collateralized loans.
The ratio for allowance to credit losses to total loans held for investment at amortized costs was also higher at the end of the first quarter compared to last quarter at 1.61% on March 31, 2025, compared to 1.54% as of December 31, 2024, and 1.62% as of March 31, 2024. Our portfolio of unsecured consumer loans purchased from a third party generated $285 thousand of net charge offs during the quarter which was down about $100 thousand from the fourth quarter.
At this time, I will turn the call over to Robin for some additional comments.
Robin L. Oliver
President & COO
Thank you, Scott. Good morning, everyone. I'd like to elaborate further on how we are working to improve the credit quality of our SBA 7(a) small loans. As a reminder, for many of our SBA borrowers whose loans were originated prior to the historic rise in interest rates, which began in 2022, their payments have almost doubled since the loans are variable rate adjusting quarterly. Most of those loans have 10 year terms and are now becoming more seasoned and wherever possible, we have granted a modification for those borrowers who are struggling to extend their maturity and lower their payment. For our Bolt loan product, which launched in June of 2022, many of those loans were originated in a higher interest rate environment and throughout the program, we have continually revised the credit underwriting parameters to ensure we are prudent in our credit decisions. For example, we enhanced credit parameters in March 2024 and have thus far seen a much lower early default rate for loans originated after that date as compared to prior vintages of loans. In addition, we further strengthened our analysis of bank

BayFirst Financial Corp.
First Quarter 2025 Earnings Call

statements starting this month based on additional data analysis we've collected over the life of the program now that the portfolio is seasoning. All of these steps are designed to improve credit quality while still serving the needs of borrowers who otherwise would not have access to credit.
In addition, we are continuing to build a robust team of credit administration and portfolio management. In January 2025, we announced the addition of a new Chief Credit Officer and I'm pleased to announce that a Director of Credit Administration was also added to the team in February 2025.
We are focused on enhancing our credit risk management and oversight to ensure we have the right resources to manage our growing portfolio. Outside of SBA lending, our conventional loan portfolio continues to have strong asset quality metrics and yields as we continue to grow both our commercial and consumer portfolios at a steady pace, with the new niche we announced last year in health care lending.
Since March 31, 2024, a year ago, the conventional loan portfolio has grown by $140 million or 26% and represents $686 million of our loan portfolio at quarter end. Also beginning in the first quarter, we expanded our treasury product set to include lockbox services not only for health care companies, but also for homeowners associations, which are plentiful in Tampa Bay. Association banking is another niche industry where we believe we can grow and expand both core deposits and loans. Ultimately, we serve a broad community of small businesses, individuals and families and has proven as being named Forbes 2024 Best Bank in Florida as voted on by customers, we have built an outstanding community and customer focused organization.
At this time, I will turn it back to Tom for his final thoughts.
Thomas G. Zernick
CEO & Director
Thanks, Robin. Our Board of Directors and leadership team are committed to driving resilience and innovation as we position the company for long term success and enhance shareholder value. We are confident that these efforts will better align the company and our bank with the demands of a dynamic banking landscape.
Robin L. Oliver
President & COO
At this time, we'd like to entertain questions.

QUESTIONS AND ANSWERS
Operator
[Operator Instructions] And at this time, it appears we have no questions, which will conclude our conference call for today. Once again, we would like to thank you for attending and ask that you please disconnect your lines. Have a good weekend.

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